Form 10-K405, Exhibit 13
FUTURES EXPANSION FUND LTD PARTNERSHIP
filed 1995-03-29
CIK 799824

                                                                   EXHIBIT 13.01

            THE FUTURES EXPANSION FUND
            LIMITED PARTNERSHIP
            (A DELAWARE LIMITED PARTNERSHIP)
            AND JOINT VENTURE

            Consolidated Financial Statements for the
            Years Ended December 31, 1994, 1993 and 1992 and Independent Auditors' Report

To:    The Limited Partners of THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP

The Futures Expansion Fund Limited Partnership (the "Fund") ended its seventh fiscal year of trading on December 31, 1994 with a Net Asset Value ("NAV") per Unit of $195.94, representing an increase of 5.6% from the December 31, 1993 NAV per Unit of $185.64. During the fiscal year, profits generated in metals, agriculture, energy and interest rates trading were partially offset by trading losses in currencies and stock indices.

1994 presented one of the most challenging market environments we have faced since the inception of ML Futures Investment Partners Inc. in 1986. Although some of the traditional commodity markets, such as agriculture and energy, offered exceptional trading opportunities, the currency and financial markets presented quite another story. The determination of the U.S. Federal Reserve to combat inflation by raising interest rates, coupled with a surprisingly weak U.S. dollar, resulted in a high degree of volatility and uncertainty throughout the year.

Although 1994 presented a difficult market environment, we feel the Fund's trading results have been encouraging. Please be assured that we, as General Partner and Trading Manager of the Fund, share your concerns about performance and are working diligently with the Trading Advisor to meet the Fund's objective of capital appreciation. We look forward to the new fiscal year and the trading opportunities it may bring.

                                 Sincerely,
                                 ML FUTURES INVESTMENT PARTNERS INC.
                                 (General Partner)



                       REPORT OF THE TRADING ADVISOR

Metals, soft commodities and energy trading each produced significant profits during 1994. Non-currency financials were marginally profitable as well. Meanwhile, currency trading and grain trading resulted in losses during the year.

In the metals sector, the industrial metals were boosted significantly by the economic expansion that encompassed the U.S., Latin America, non-Japan Asia, and by year-end Western and Eastern Europe. Consequently, copper, aluminum and nickel were highly profitable. Precious metals prices, however, (much like currencies) were erratic without sustained trends, and, hence, produced losses in 1994.

Amongst the soft commodities, coffee trading, in both New York and London, was profitable. Sugar trading generated good gains, and cotton, an industrial soft commodity, saw prices boosted by growth worldwide. Meanwhile, cocoa, orange juice and lumber produced losses.

Interest rate and stock index futures were slightly profitable in 1994. Short positions in Australian, French, German and U.S. long-term interest-rate futures were profitable as bond rates pushed higher during much of the year. However, short term interest rate trading produced losses. In stock index trading, small gains in the Standard and Poor's 500(R) Stock Index and Hong Kong Hang Seng index futures were offset by losses in Japanese Nikkei index futures and the British Financial Times Stock Index.

The Fund's currency trading resulted in losses. The Japanese yen produced the largest losses as some sharp erratic moves in the first half of the year were followed by non-trending range trading during the last six months of 1994. Cross rate trading was also a negative influence on performance last year.

Finally, trading of grains produced some losses. Beans, soybean oil, soybean meal and corn markets had a negative effect on our results in 1994.

                                 MILLBURN RIDGEFIELD CORPORATION

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------


TABLE OF CONTENTS
-----------------------------------------------------------------

                                                             Page
                                                             ----

INDEPENDENT AUDITORS' REPORT                                    1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1994, 1993 AND 1992:

  Consolidated Statements of Financial Condition                2

  Consolidated Statements of Income                             3

  Consolidated Statements of Changes in Partners' Capital       4

  Notes to Consolidated Financial Statements                  5-8

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The Futures Expansion Fund Limited Partnership

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (a Delaware limited partnership) and its Joint Venture as of December 31, 1994 and 1993, and the related consolidated statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership (a Delaware limited partnership) and its Joint Venture as of December 31, 1994 and 1993, and the results of their operations for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
January 25, 1995
New York, New York

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1994 AND 1993
-----------------------------------------------------------------------


                                                    1994        1993
                                                    ----        ----
ASSETS
------

Cash on deposit at brokers                       $   20,000  $   20,000
Accrued interest (Note 3)                            35,340      17,167
Equity in commodity futures trading accounts:
  Cash and options contracts                      8,929,212   8,836,847
  Net unrealized gain on open contracts             171,149   1,062,472
                                                 ----------  ----------
              TOTAL                              $9,155,701  $9,936,486
                                                 ==========  ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
  Brokerage commissions payable (Note 3)         $   90,793  $   98,626
  New profit share payable (Note 2)                 122,596      86,588
  Redemptions payable                                78,972     140,901
                                                 ----------  ----------
          Total liabilities                         292,361     326,115
                                                 ----------  ----------
PARTNERS' CAPITAL:
  General Partner (518 and 570 units)               101,500     105,815
  Limited Partners (44,716 and 51,199 units)      8,761,840   9,504,556
                                                 ----------  ----------
          Total partners' capital                 8,863,340   9,610,371
                                                 ----------  ----------
              TOTAL                              $9,155,701  $9,936,486
                                                 ==========  ==========
NET ASSET VALUE PER UNIT                            $195.94     $185.64
                                                    =======     =======

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
------------------------------------------------------------------------------


                                             1994         1993         1992
                                             ----         ----         ----
REVENUES:
Trading profit (loss):
    Realized                              $2,206,016   $  369,871  $ 3,222,430
    Change in unrealized                    (891,323)   1,010,906   (1,250,488)
                                          ----------   ----------  -----------
        Total trading results              1,314,693    1,380,777    1,971,942
Interest income (Note 3)                     290,482      216,417      266,889
                                          ----------   ----------  -----------
        Total revenues                     1,605,175    1,597,194    2,238,831
                                          ----------   ----------  -----------
EXPENSES:
    Brokerage commissions                  1,056,436    1,196,550    1,239,484
    Allocation of new profit share
        to trading manager                   119,420       83,410      187,260
                                          ----------   ----------  -----------
        Total expenses                     1,175,856    1,279,960    1,426,744
                                          ----------   ----------  -----------
NET INCOME                                $  429,319   $  317,234  $   812,087
                                          ==========   ==========  ===========
NET INCOME PER UNIT
    OF PARTNERSHIP INTEREST:
    Weighted average number of units
        outstanding (Note 4)                  48,226       54,981       62,118
                                              ======       ======       ======
    Weighted average net
        income per unit                        $8.90        $5.77       $13.07
                                               =====        =====       ======


See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

-----------------------------------------------------------------------------------------

                                          Units of
                                          Partner-
                                            ship       Limited      General
                                          Interest     Partners     Partner      Total
                                          --------     --------     -------      -----
PARTNERS' CAPITAL,
  DECEMBER 31, 1991                         68,325   $11,107,652   $125,775   $11,233,427

Redemptions                                (11,025)   (1,754,202)         -    (1,754,202)

Net income                                       -       800,465     11,622       812,087
                                           -------   -----------   --------   -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1992                         57,300    10,153,915    137,397    10,291,312

Redemptions                                 (5,531)     (961,819)   (36,356)     (998,175)

Net Income                                       -       312,460      4,774       317,234
                                           -------   -----------   --------   -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1993                         51,769     9,504,556    105,815     9,610,371

Redemptions                                 (6,535)   (1,166,161)   (10,189)   (1,176,350)

Net income                                       -       423,445      5,874       429,319
                                           -------   -----------   --------   -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994                         45,234   $ 8,761,840   $101,500   $ 8,863,340
                                           =======   ==========    ========   ===========

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced activities on January 2, 1987. The Partnership, through its joint venture, engages in the speculative trading of commodity futures, options and forward contracts. ML Futures Investment Partners Inc. (the "General Partner") (a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc.) invests for its account the lesser of $100,000 or 3% of the total contributions to the Partnership, but in no event less than 1% of such total contributions. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to the amount of Partnership interest owned by each.

   The consolidated financial statements include the accounts of the Joint Venture (the "Joint Venture") to which the Partnership has contributed substantially all of its available capital (Note 2), representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

   Revenue Recognition
   -------------------

   Commodity futures, options and forward contract transactions are recorded on the trade date and open contracts are reflected in the consolidated financial statements at the market value on the last business day of the reporting period. The difference between the original contract amount and market value is reflected in income as an unrealized gain or loss. Market value or fair value is based on quoted market prices. All commodity futures, options and forward contracts are reflected at fair value in the financial statements.

   Operating Expenses, Organization Costs and Selling Commissions
   --------------------------------------------------------------

   The General Partner paid all organization costs and provides for all routine operating expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2). No selling commissions were paid by Limited Partners.

   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying consolidated financial statements as each partner is individually responsible for reporting income or loss based on their respective share of the Partnership's income and expenses as reported for income tax purposes.

   Redemptions
   -----------

   A Limited Partner may require the Partnership to redeem some or all of their units at 100% of Net Asset Value as of the last business day of any month upon ten days' written notice to the General Partner.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2006 regardless of its financial condition at such time.

   The Partnership will be dissolved upon a decline in net assets to less than $250,000, a decline in the Net Asset Value per unit at any month-end to less than $25, or under certain other circumstances defined in the Limited Partnership Agreement.

2. JOINT VENTURE AGREEMENT

   The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners entered into an assignment with Millburn Ridgefield Corporation (the "Trading Manager"), assigning its rights and obligations under the Joint Venture Agreement. The Joint Venture Agreement was renewed for the year ended December 31, 1995.
   The General Partner is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

   Pursuant to the Joint Venture Agreement, the Trading Manager and the Partnership share in the profits of the Joint Venture based on equity ownership after 20% of annual New Trading Profits, as defined, are allocated to the Trading Manager. Losses are allocated to the Trading Manager and the Partnership based on equity ownership.

3. RELATED PARTY TRANSACTIONS

   Substantially all of the Joint Venture's assets are held by MLF, as margin deposits in respect of the Joint Venture's futures and options trading. The Joint Venture pays MLF brokerage commissions at a flat rate equal to 11.92% of the Joint Venture's month-end Net Assets.

   During the years ended December 31, 1994, 1993 and 1992, MLF paid the Joint Venture approximately $290,000, $216,000 and $267,000 of interest, respectively, which approximated the prevailing 91 day U.S. Treasury bill rate on the Joint Venture's average daily "available assets". Available assets are all of the Joint Venture's assets excluding the unrealized profit and loss on open forward or options positions. The General Partner estimates that the round-turn equivalent commission rate charged to the Joint Venture during the year ended December 31, 1994, 1993 and 1992 was approximately $33, $29 and $77, respectively.

   The Joint Venture trades forward contracts through a Foreign Exchange Desk (the "F/X Desk"). Through the F/X Desk, the Joint Venture has access to Merrill Lynch International Bank ("MLIB") and a number of other counterparties. The F/X Desk contacts at least two counterparties in addition to MLIB for a price quote on each trade. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee (at current exchange rates) of approximately $5.00 to $7.00 per futures-contract equivalent face amount trade on each purchase or sale of a currency in the forward markets. No service fee is charged on trades executed through MLIB (which receives a "bid-ask" spread on such trades). Trades are executed with MLIB provided that its price (which includes no service charge) is as good or better than the best price (including the service charge) quoted by any of the other counterparties contacted. The General Partner estimates the total amount of these fees at under 0.15 of 1% of the Joint Venture's average month-end Net Assets during 1994.

   The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Joint Venture is not required to margin or otherwise guarantee its F/X Desk trading.

   The General Partner expects that, in the near future, certain of the Joint Venture's currency trades will begin to be executed in the form of "exchange of futures for physical" ("EFP") transactions involving Merrill Lynch International Bank ("MLIB") and Merrill Lynch Futures Inc. ("MLF"). In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market ("IMM"). EFP transactions permit currency trades to be executed at a single price, as well as out of exchange hours, and converted into IMM contracts. They also give trading advisors flexibility as to whether to liquidate positions in the cash (i.e., spot or forward) or in the futures markets.

   In its EFP trading with Merrill Lynch, the Joint Venture will acquire cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Joint Venture's other F/X Desk trading. When the Joint Venture exchanges these positions for futures, there will be a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. These spreads are expected to total no more than 0.15 of 1% of the Joint Venture's average month-end Net Assets on an annual basis.

   The Joint Venture, to the extent that it has executed currency EFP transactions in the past, has both acquired its cash positions and effected the exchange of positions for futures contracts through brokers other than MLF (to which the futures positions were ultimately given up to be cleared).

4. WEIGHTED AVERAGE UNITS

   Weighted average number of units outstanding was computed for purposes of disclosing net income per weighted average unit. The weighted average units are equal to the number of units outstanding at the period end, adjusted proportionately for units redeemed based on their respective time outstanding during such period.

5. OFF-BALANCE SHEET RISK

   The Joint Venture trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. Risk arises from changes in the value of these contracts (market risk) and the potential inability of counterparties or brokers to perform under the terms of the contracts (credit risk). Although numerous factors could have significant influences on the market risk of these contracts, they are very interest rate sensitive. At December 31, 1994 and 1993, open contracts were:

                                    1994                                      1993
                  ----------------------------------------  ----------------------------------------
                     Commitment to        Commitment to        Commitment to        Commitment to
                  Purchase (Futures,     Sell (Futures,     Purchase (Futures,     Sell (Futures,
                  Options & Forwards)  Options & Forwards)  Options & Forwards)  Options & Forwards)
                  -------------------  -------------------  -------------------  -------------------

 Interest rate
   and stock
   indices               $27,386,268          $23,095,364         $ 94,771,869          $30,319,932
 Commodities               2,072,932              579,881            3,617,492              188,233
 Currencies               20,133,927           33,508,943           37,973,934           62,863,464
 Energy                            -            1,408,032                    -              917,667
 Metals                    3,336,012            2,369,320            9,045,666            2,640,333
                         -----------          -----------         ------------          -----------
                         $52,929,139          $60,961,540         $145,408,961          $96,929,629
                         ===========          ===========         ============          ===========


A portion of the amounts indicated as off-balance sheet risk in currencies is due to offsetting commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

The contract amounts in the above table represent the Joint Venture's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty non-performance. The credit risk associated with these instruments, from counterparty non-performance, is the net unrealized gain, if any, included on the Statements of Financial Condition. The Joint Venture also has credit risk because the sole counterparty or broker with respect to most of the Joint Venture's assets is MLF. At December 31, 1994 and 1993, $1,695,058 and $949,981 of these assets, respectively, were held in segregated accounts in accordance with Commodity Futures Trading Commissions regulations.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               James M. Bernard
                            Chief Financial Officer
                      ML Futures Investment Partners Inc.
                The Futures Expansion Fund Limited Partnership