Form 10-K405, Exhibit 13
period 1995-12-31
FUTURES EXPANSION FUND LTD PARTNERSHIP
filed 1996-03-29
CIK 799824

       THE FUTURES EXPANSION FUND
       LIMITED PARTNERSHIP
       (A DELAWARE LIMITED PARTNERSHIP)
       AND JOINT VENTURE

       Financial Statements for the years ended
       December 31, 1995, 1994 and 1993 and
       Independent Auditors' Report

To:  The Limited Partners of THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP

The Futures Expansion Fund Limited Partnership (the "Fund") ended its eighth fiscal year of trading on December 31, 1995 with a Net Asset Value ("NAV") per Unit of $238.96, representing an increase of 21.96% from the December 31, 1994 NAV per Unit of $195.94. During the fiscal year, trading profits were generated in the interest rate, currency, energy and stock index sectors while losses were incurred in the metals and agriculture sectors.

In 1995, price trends which prevailed in several key markets enabled the Fund's Trading Advisor to trade profitably for the Fund. Although trading in many of the traditional commodity markets may have been lackluster, the currency and financial markets offered exceptional trading opportunities. Soaring stock prices and falling interest rates, coupled with significant currency moves, resulted in profitable trading opportunities in these markets throughout the year.

1995 proved to be a good year for the Fund. As General Partner and Trading Manager of the Fund, we continue to remain confident that the Fund is well positioned to benefit from trading opportunities in 1996 and are working diligently with the Trading Advisor to meet the Fund's objective of substantial capital appreciation over the long-term. We look forward to the new fiscal year and the trading opportunities it may bring.

                                   Sincerely,
                                   John R. Frawley, Jr.
                                   President
                                   MERRILL LYNCH INVESTMENT PARTNERS INC.
                                   (General Partner)



                         REPORT OF THE TRADING ADVISOR

The Fund produced a very attractive return in 1995. Interest rate futures and currency trading were highly profitable, and energy futures trades also made a significant positive contribution. Stock index futures positions were marginally profitable. On the other hand, metals and soft commodities produced slightly negative results, while grain trading had no appreciable impact on overall results.

The rally in the long end of the interest rate market pushed bond yields down worldwide in 1995. Consequently, long futures and call option positions in the yen bond, U.S. notes and bonds, bunds and the Italian bond were very profitable. Meanwhile, in France and Australia, social and political unrest interrupted the rally, and trading of long-term futures produced losses. As short-term rates in the U.S. and Japan were lead lower by official actions, long positions in Euro-yen and Eurodollars were profitable. At the same time, a long put position on French short-term rates benefitted as social unrest forced these rates upward.

Turning to currencies, a dollar decline early in 1995, and a dollar rally toward year-end produced attractive trading opportunities for Millburn's systematic approaches. Trading in the yen/U.S. dollar exchange rate produced the largest gains, although profits were also made trading the dollar against a number of European currencies, especially the German mark. Cross rate trading was very positive in 1995. The mark/lire, mark/yen and yen/Canadian dollar currency prices contributed to gains. Meanwhile, trading in the British pound, Spanish peseta and ECU produced negative results.

In the energy sector, long futures positions in natural gas, crude oil, unleaded gas, heating oil and gasoil were very profitable as a year-end rally produced price gains throughout the energy complex.

Stock index futures were moderately profitable. Gains from long futures trades in the Topix and Nikkei Dow (both Japan) more than offset trading losses in the All Ordinaries (Australia) and FTSE (UK).

In metals trading, small losses were registered on both sides of the market in aluminum, nickel, copper and gold. Meanwhile, a loss on a long orange juice trade dominated developments in the softs portion of the Fund's portfolio.

We believe that the continuing trend toward global growth and globalization of markets makes this Fund a potentially rewarding investment. No one has a clear picture of the future, but the flexible nature of Millburn's management and the diversity of the markets traded within the Fund has the potential to make it a rewarding long-term investment.

                                            MILLBURN RIDGEFIELD CORPORATION

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                             Page
                                                             ----

INDEPENDENT AUDITORS' REPORT                                    1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 1995, 1994 AND 1993:

  Consolidated Statements of Financial Condition                2

  Consolidated Statements of Income                             3

  Consolidated Statements of Changes in Partners' Capital       4

  Notes to Consolidated Financial Statements                 5-10

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The Futures Expansion Fund Limited Partnership:

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (a Delaware limited partnership; the "Partnership") and its Joint Venture as of December 31, 1995 and 1994 and the related consolidated statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership (a Delaware limited partnership) and its Joint Venture as of December 31, 1995 and 1994 and the results of their operations for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

January 26, 1996
New York, New York

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------


                                                        1995         1994
                                                        ----         ----
ASSETS
------

Cash on deposit at brokers                           $       --   $   20,000
Accrued interest (Note 3)                                 39,699      35,340
Equity in commodity futures trading accounts:
    Cash and option premiums                           9,860,595   8,929,212
    Net unrealized gain on open contracts                576,906     171,149
                                                     -----------  ----------

                TOTAL                                $10,477,200  $9,155,701
                                                     ===========  ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
    Redemptions payable                              $     7,169  $   78,972
    Brokerage commissions payable (Note 3)               103,775      90,793
    Profit shares payable                                475,153     122,596
                                                     -----------  ----------

            Total liabilities                            586,097     292,361
                                                     -----------  ----------

PARTNERS' CAPITAL:
    General Partner (518 and 518 Units)                  123,779     101,500
    Limited Partners (40,875 and 44,716 Units)         9,767,324   8,761,840
                                                     -----------  ----------

            Total partners' capital                    9,891,103   8,863,340
                                                     -----------  ----------

                TOTAL                                $10,477,200  $9,155,701
                                                     ===========  ==========
 NET ASSET VALUE PER UNIT
   (Based on 41,393 and 45,234 Units outstanding)        $238.96     $195.94
                                                     ===========  ==========

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
--------------------------------------------------------------------------------


REVENUES:                                             1995        1994         1993
                                                      ----        ----         ----
    Trading profits (loss):
        Realized                                   $2,689,922  $2,206,016   $  369,871
        Change in unrealized                          405,757    (891,323)   1,010,906
                                                   ----------  ----------   ----------

              Total trading results                 3,095,679   1,314,693    1,380,777

    Interest income (Note 3)                          468,023     290,482      216,417
                                                   ----------  ----------   ----------

                 Total revenues                     3,563,702   1,605,175    1,597,194
                                                   ----------  ----------   ----------

EXPENSES:
    Profit shares                                     471,976     119,420       83,410
    Brokerage commissions (Note 3)                  1,208,671   1,056,436    1,196,550
                                                   ----------  ----------   ----------

                Total expenses                      1,680,647   1,175,856    1,279,960
                                                   ----------  ----------   ----------

NET INCOME                                         $1,883,055  $  429,319   $  317,234
                                                   ==========  ==========   ==========

NET INCOME PER UNIT:
    Weighted average number of Units
      outstanding (Note 4)                             43,021      48,226       54,981
                                                   ==========  ==========   ==========

    Weighted average net income per Unit               $43.77       $8.90        $5.77
                                                   ==========  ==========   ==========

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
--------------------------------------------------------------------------------


                      Units      Limited Partner   General Partner    Total
                      -----      ---------------   ---------------    -----

PARTNERS' CAPITAL     57,300       $10,153,915          $137,397   $10,291,312
DECEMBER 31, 1992

Redemptions           (5,531)         (961,819)          (36,356)     (998,175)

Net income                --           312,460             4,774       317,234
                      ------       -----------          --------   -----------

PARTNERS' CAPITAL,
DECEMBER 31, 1993     51,769         9,504,556           105,815     9,610,371

Redemptions           (6,535)       (1,166,161)          (10,189)   (1,176,350)

Net income                --           423,445             5,874       429,319
                      ------       -----------          --------   -----------

PARTNERS' CAPITAL,
DECEMBER 31, 1994     45,234         8,761,840           101,500     8,863,340

Redemptions           (3,841)         (855,292)               --      (855,292)

Net income                --         1,860,776            22,279     1,883,055
                      ------       -----------          --------   -----------

PARTNERS' CAPITAL,
DECEMBER 31, 1995     41,393       $ 9,767,324          $123,779   $ 9,891,103
                      ======       ===========          ========   ===========

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced trading activities on January 2, 1987. The Partnership, through its joint venture, engages in the speculative trading of futures, options and forward contracts on a wide range of commodities. Millburn Ridgefield Corporation (the "Trading Manager") is the trading manager for the Partnership. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. ("Merrill Lynch"), which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc., is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP invests for its account the lesser of $100,000 or 3% of the total contributions to the Partnership, but in no event less than 1% of such total contributions. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

The consolidated financial statements include the accounts of the Joint Venture (the "Joint Venture") to which the Partnership has contributed substantially all of its available capital, representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
-------------------

Commodity futures, options, and forward contract transactions are recorded on the trade date and open contracts are reflected in the financial statements at their fair value on the last business day of the reporting period. The difference between the original contract amount and fair value is reflected in income as an unrealized gain or loss. Fair value is based on quoted market prices. All commodity futures, options and forward contracts are reflected at fair value in the financial statements.

Operating Expenses
------------------

The General Partner pays for all routine operating cost (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2). The General Partner receives a portion of the brokerage commission paid to MLF by the Partnership as reimbursement for the foregoing expenses.

Income Taxes
------------

No provision for income taxes had been made in the accompanying financial statements as each partner is individually responsible for reporting income or loss based on such partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

Distributions
-------------

The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been made as of December 31, 1995.

Redemptions
-----------

A Limited Partner may require the Partnership to redeem some or all of their Units at the Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

Dissolution of the Partnership
------------------------------

The Partnership will terminate on December 31, 2006 or at an earlier date if certain conditions occur, as well as under certain other circumstances as defined in the Limited Partnership Agreement.

2.  JOINT VENTURE AGREEMENT

The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners entered into an assignment with the Trading Manager, assigning its rights and obligations under the Joint Venture Agreement. The Joint Venture Agreement was renewed for the year ended December 31, 1996. The General Partner is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

Pursuant to the Joint Venture Agreement, the Trading Manager and the Partnership share in the profits of the Joint Venture based on equity ownership after 20% of annual New Trading Profits, as defined, are allocated to the Trading Manager. Losses are allocated to the Trading Manager and the Partnership based on equity ownership.

3.  RELATED PARTY TRANSACTIONS

All of the Joint Venture's assets are deposited with MLF. As a means of approximating the interest rate which would be earned by the Joint Venture had 100% of its Net Assets on deposits with MLF been invested in 91-day Treasury bills, MLF pays the Joint Venture interest on its account equity on deposit with MLF at a rate of 0.5 of 1% per annum below the prevailing 91-day Treasury bill rate. In the case of its trading in certain foreign futures contracts, the Joint Venture deposits margin in foreign currency denominated instruments or cash and earns interest generally at a rate of 0.5 of 1% per annum below the London Clearing Broker Rate. Any additional economic benefit derived from possession of the Joint Venture's assets accrues to MLF or its affiliates.

The Joint Venture pays brokerage commissions to MLF at a flat rate of .9933 of 1% (an 11.92% annual rate) of the Joint Venture's month-end assets. Monthly-end assets are not reduced for purposes of calculating brokerage commissions by any accrued but unpaid brokerage commissions, profit shares or other fees or charges. MLIP estimates that the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 1995, 1994 and 1993, was approximately $120, $33 and $29, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLF pays the Trading Manager annual Consulting Fees of 4% of the Joint Venture's average month-end assets, after reduction for a portion of the brokerage commissions.

The Joint Venture trades forward contracts through a Foreign Exchange Desk (the "F/X Desk") established by MLIP, that contacts at least two counterparties along with Merrill Lynch International Bank ("MLIB"), for all of the Partnership's currency trades. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures contract equivalent face amount of a foreign currency. No service fees are charged on any trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service fee) offered by any of the other counterparties contacted.

The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Joint Venture is not required to margin or otherwise guarantee its F/X Desk trading.

Certain of the Joint Venture's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading, the Joint Venture acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Joint Venture's other F/X Desk trading. When the Joint Venture exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

The Joint Venture's F/X Desk service fee and EFP differential costs have, to date, totaled no more than 0.25 of 1% per annum of the Joint Venture's average month-end Net Assets.

4.  WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1995, 1994 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5.  FAIR VALUE AND OFF-BALANCE SHEET RISK

The Joint Venture trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Joint Venture's revenues by reporting category were as follows:

                                             1995
                                    Total Trading Results
                                  -----------------------

Interest rates and stock indices          $1,596,343
Commodities                                 (115,263)
Currencies                                 1,292,619
Energy                                       509,756
Metals                                      (187,776)
                                          ----------

                                          $3,095,679
                                          ==========

Market Risk
-----------

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized gain or loss on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Joint Venture's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Joint Venture as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Trading Manager, calculating the Net Asset Value of the Joint Venture as of the close of business on each day and reviewing outstanding positions for over-concentration. While the General Partner will not itself intervene in the markets to hedge or diversify the Joint Venture's market exposure, the General Partner may urge the Trading Manager to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Trading Manager monitoring, with the market risk controls being applied by the Trading Manager.

Fair Value
----------

The derivative instruments used in the Joint Venture's trading activities are marked to market daily with the resulting unrealized gains or losses recorded in the Consolidated Statements of Financial Condition and the related profit or loss reflected in trading revenues in the Consolidated Statements of Income.

  The contract/notional values of open contracts as of December 31, 1995 and 1994 were as follows:

                             December 31, 1995                           December 31, 1994
                ------------------------------------------  ------------------------------------------
                     Commitment to        Commitment to        Commitment to          Commitments to
                  Purchase (Futures,     Sell (Futures,     Purchase (Futures,        Sell (Futures,
                  Options & Forwards)  Options & Forwards)  Options & Forwards)     Options & Forwards)
                ------------------------------------------  ------------------------------------------
Interest Rates           $20,375,908          $17,124,189          $27,386,268             $23,095,364
  and Stock
  Indices
Commodities                  987,392            1,770,746            2,072,932                 579,881
Currencies                19,188,424           33,984,223           20,133,927              33,508,943
Energy                     4,266,468                   --                   --               1,408,032
Metals                     1,106,950            4,593,110            3,336,012               2,369,320
                         -----------          -----------          -----------             -----------
                         $45,925,142          $57,472,268          $52,929,139             $60,961,540
                         ===========          ===========          ===========             ===========

Substantially all of the Joint Venture's derivative instruments outstanding as of December 31, 1995 expire within one year.

The contract/notional value of the Joint Venture's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1995 was as follows:

                          Commitment to        Commitment to
                       Purchase (Futures,     Sell (Futures,
                       Options & Forwards)  Options & Forwards)
                     ---------------------  ------------------

Exchange-Traded              $26,004,588          $21,373,095
Non-Exchange-Traded           19,920,554           36,099,173
                             -----------          -----------

                             $45,925,142          $57,472,268
                             ===========          ===========

The average fair value of the Joint Venture's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1995 was as follows:

                         Commitment to        Commitment to
                      Purchase (Futures,     Sell (Futures,
                      Options & Forwards)  Options & Forwards)
                    -----------------------------------------

Interest Rates and
   Stock Indices             $30,015,746          $ 9,014,518
Commodities                    1,548,022            1,302,572
Currencies                    42,383,672           40,767,472
Energy                         2,368,843            1,331,304
Metals                         2,456,274            3,268,684
                             -----------          -----------

                             $79,772,557          $55,684,550
                             ===========          ===========

A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

Credit Risk
-----------

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The fair value amounts in the above tables represent the extent of the Joint Venture's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized gain, if any, included in the Consolidated Statements of Financial Condition. The Joint Venture also has credit risk because the sole counterparty or broker with respect to most of the Joint Venture's assets is MLF.

As of December 31, 1995 and 1994, $7,759,078 and $1,695,058 of the Joint
Venture's assets, respectively, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

The gross unrealized gain and the net unrealized gain (loss) on the Joint Venture's open derivative instrument positions as of December 31, 1995 were as follows:

                       Gross Unrealized  Net Unrealized
                             Gain          Gain (Loss)
                       ----------------  --------------
Exchange-Traded          $  892,375         $674,608
Non-Exchange-Traded         205,307          (97,702)
                         ----------         --------

                         $1,097,682         $576,906
                         ==========         ========

The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               James M. Bernard
                            Chief Financial Officer
                The Futures Expansion Fund Limited Partnership
                    Merrill Lynch Investment Partners Inc.