Form 10-K405, Exhibit 13
period 1996-12-31
FUTURES EXPANSION FUND LTD PARTNERSHIP
filed 1997-03-27
CIK 799824

                  THE FUTURES EXPANSION FUND
                  LIMITED PARTNERSHIP
                  (A Delaware Limited Partnership)
                  AND JOINT VENTURE

                  Consolidated Financial Statements for the years ended December 31, 1996, 1995 and
                  1994 and Independent Auditors' Report

To:    The Limited Partners of The Futures Expansion Fund Limited Partnership

The Futures Expansion Fund Limited Partnership (the "Fund" or the "Partnership") ended its ninth fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $260.29, representing an increase of 8.93% from the December 31, 1995 NAV per Unit of $238.96.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisor to meet the Fund's objective and look forward to 1997 and the trading opportunities it may bring.

                                      Sincerely,
                                      John R. Frawley, Jr.
                                      President and Chief Executive Officer
                                      Merrill Lynch Investment Partners Inc.
                                      (General Partner)

                         Report of the Trading Advisor

During 1996, the Fund's currency, interest rate and energy trading was profitable; metals trading was narrowly unprofitable and agricultural commodity trading was unprofitable.

The most profitable sector of the Fund's portfolio in 1996 was currencies, and the principal feature of the currency markets was the strength of the U.S. dollar. The major part of the Fund's currency trading profits resulted from short positions in the Japanese yen, Swiss franc and British pound.

The interest rate futures sector of the portfolio was also quite profitable in 1996. The Fund was able to exploit declining European, Japanese and Australian interest rates with long positions in French, German, Italian, Japanese and Australian 10-year government bonds futures. Short-term interest-rate futures and U.S. 10-year note and 30-year bond futures were unprofitable in 1996.

Energy trading was also quite profitable for the Fund in 1996. Although the Fund held both long and short positions during the year, the bulk of the energy profits resulted from long positions in natural gas, crude oil, heating oil, London gasoil and unleaded gasoline.

The metals sector resulted in a small loss in 1996 with a loss from nickel trading outweighing small gains from copper, aluminum, gold and silver trading.

In the agricultural commodity sector of the portfolio, corn and cocoa profits were substantially outweighed by losses in cotton, coffee, orange juice and sugar.

                         Millburn Ridgefield Corporation

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                       Page
                                                                       ----

INDEPENDENT AUDITORS' REPORT                                             1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1996, 1995 AND 1994:

  Consolidated Statements of Financial Condition                         2

  Consolidated Statements of Income                                      3

  Consolidated Statements of Changes in Partners' Capital                4

  Notes to Consolidated Financial Statements                          5-11

INDEPENDENT AUDITORS' REPORT
----------------------------




To the Partners of
  The Futures Expansion Fund Limited Partnership:

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (a Delaware limited partnership; the "Partnership") and its Joint Venture as of December 31, 1996 and 1995, and the related consolidated statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership (a Delaware limited partnership) and its Joint Venture as of December 31, 1996 and 1995 and the results of their operations for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 3, 1997
New York, New York

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------



                                                       1996           1995
                                                       ----           ----
ASSETS
------

Accrued interest (Note 3)                           $    35,182   $    39,699
Equity in commodity futures trading accounts:
  Cash and options premiums                           9,669,947     9,860,595
  Net unrealized profit on open contracts               537,505       576,906
                                                    -----------   -----------

              TOTAL                                 $10,242,634   $10,477,200
                                                    ===========   ===========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:

  Redemptions payable                               $    39,043      $  7,169
  Brokerage commissions payable (Note 3)                 99,580       103,775
  Administrative fees payable (Note 3)                    2,133             -
  Profit shares payable (Note 2)                        206,262       475,153
                                                    -----------   -----------

          Total liabilities                             347,018       586,097
                                                    -----------   -----------

PARTNERS' CAPITAL:

  General Partner (518 and 518 units)                   134,829       123,779
  Limited Partners (37,500 and 40,875 units)          9,760,787     9,767,324
                                                    -----------   -----------

          Total partners' capital                     9,895,616     9,891,103
                                                    -----------   -----------

              TOTAL                                 $10,242,634   $10,477,200
                                                    ===========   ===========

NET ASSET VALUE PER UNIT                                $260.29       $238.96
                                                        =======       =======


See notes to consolidated financial statements

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


                                                   1996               1995               1994
                                                   ----               ----               ----
REVENUES:
Trading profit (loss):
    Realized                                     $1,800,104          $2,689,922        $2,206,016
    Change in unrealized                            (39,401)            405,757          (891,323)
                                               --------------    ---------------    ---------------

        Total trading results                     1,760,703           3,095,679         1,314,693

Interest income (Note 3)                            382,717             468,023           290,482
                                               --------------    ---------------    ---------------

        Total revenues                            2,143,420           3,563,702         1,605,175
                                               --------------    ---------------    ---------------

EXPENSES:

    Profit shares (Note 2)                          206,261             471,976           119,420
    Brokerage commissions (Note 3)                1,120,320           1,208,671         1,056,436
    Administrative fees (Note 3)                     24,001                   -                 -
                                               --------------    ---------------    ---------------

        Total expenses                            1,350,582           1,680,647         1,175,856
                                               --------------    ---------------    ---------------

NET INCOME                                       $  792,838          $1,883,055       $   429,319
                                               ==============    ===============    ===============

NET INCOME PER UNIT
    Weighted average number of Units
        outstanding (Note 4)                         38,474              43,021            48,226
                                                     ======              ======            ======

    Net income per weighted average
        General Partner and Limited
        Partner Unit                                 $20.61              $43.77             $8.90
                                                     ======              ======             =====

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


                                       Units          Limited Partner      General Partner        Total
                                  ---------------- --------------------- ------------------- -----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1993                     51,769            $9,504,556          $105,815          $9,610,371

Redemptions                             (6,535)           (1,166,161)          (10,189)         (1,176,350)

Net income                                   -               423,445             5,874             429,319
                                  ---------------- --------------------- ------------------- -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1994                     45,234             8,761,840           101,500           8,863,340

Redemptions                             (3,841)             (855,292)                -            (855,292)

Net income                                   -             1,860,776             22,279          1,883,055
                                  ---------------- --------------------- ------------------- -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995                      41,393             9,767,324           123,779           9,891,103

Redemptions                             (3,375)             (788,325)                 -            (788,325)

Net Income                                   -               781,788             11,050             792,838
                                  ---------------- --------------------- ------------------- -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996                     38,018            $9,760,787          $134,829          $9,895,616
                                  ================ ===================== =================== =================

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced activities on January 2, 1987 on futures. The Partnership, through its joint venture, engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Millburn Ridgefield Corporation (the "Trading Manager") is the trading manager for the Partnership. Merrill Lynch Investment Partners Inc., (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP invests for its account the lesser of $100,000 or 3% of the total contributions to the Partnership, but in no event less than 1% of such total contributions. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

      Revenue Recognition
      -------------------

      Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized gain (loss) on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

      Operating Expenses
      ------------------

      The General Partner pays for all routine operating costs (including legal, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2). The General Partner receives an administrative fee as well as a portion of the brokerage commission paid to MLF by the Partnership as reimbursement for the foregoing expenses.

      Income Taxes
      ------------

      No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

      Distributions
      -------------

      The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1996.

      Redemptions
      -----------

      A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at the Net Asset Value as of the close of business on the last day of any month upon ten calendar days' notice.

      Dissolution of the Partnership
      ------------------------------

      The Partnership will terminate on December 31, 2006 or at an earlier date if certain conditions occur, as well as under certain other circumstances as defined in the Limited Partnership Agreement.

2.    JOINT VENTURE AGREEMENT

      The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners assigned its rights and obligations under the Joint Venture Agreement to the Trading Manager. The Joint Venture Agreement was renewed for the year ended December 31, 1997. The General Partner is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

      Pursuant to the Joint Venture Agreement, the Trading Manager and the Partnership share in the profits of the Joint Venture based on equity ownership after 20% of annual New Trading Profits, as defined, are allocated to the Trading Manager. Losses are allocated to the Trading Manager and the Partnership based on equity ownership.

3.    RELATED PARTY TRANSACTIONS

      The Joint Venture's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Joint Venture receives all interest paid on such Treasury bills. On the cash held at MLF, the Joint Venture receives interest from Merrill Lynch at rates ranging from .50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such cash.

      Merrill Lynch credits the Joint Venture with interest on the Joint Venture's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the Joint Venture Merrill Lynch's cost of financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

      The Joint Venture paid brokerage commissions to MLF at a flat rate of .993 of 1% (an 11.92% annual rate) of the monthly Joint Venture's month-end assets. Effective January 1, 1996, the percentage was reduced to .973 of 1% (an 11.67% annual rate) of the Joint Venture's month-end assets and the Joint Venture began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Joint Venture's month-end assets (this recharacterization had no economic effect on the Joint Venture). Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued commissions, administrative fees, profit shares or other fees or charges.

      MLIP estimates the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 1996, 1995 and 1994, was approximately $102, $120 and $33, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

      MLF pays the Advisor annual consulting fees of .333 of 1% (a 4% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions.

      The Joint Venture trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP, that contacts at least two counterparties along with Merrill Lunch International Bank ("MLIB"), for all of the Partnership's currency trades. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures-contract equivalent face amount of a foreign currency. No service fees are charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service charge) offered by any of the other counterparties contacted.

      The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Joint Venture is not required to margin or otherwise guarantee its F/X Desk trading.

      Certain of the Joint Venture's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading with Merrill Lynch, the Joint Venture acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Joint Venture's other F/X Desk trading. When the Joint Venture exchanges these positions for futures, there's a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

      The Joint Venture's F/X Desk service fee and EFP differential costs, have to date, totaled no more than .25 of 1% per annum of the Joint Venture's average month-end Net Assets.

4.    WEIGHTED AVERAGE UNITS

      The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1996, 1995 and 1994 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5.    FAIR VALUE AND OFF-BALANCE SHEET RISK

       The Joint Venture trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Joint Venture's trading results revenues by reporting category were as follows:

                                                   Total Trading Results
                                          --------------------------------------
                                                 1996                  1995
                                          ----------------    ------------------
       Interest Rates and Stock Indices       $  640,339            $1,596,343
       Commodities                              (465,306)             (115,263)
       Currencies                                846,362             1,292,619
       Energy                                    845,777               509,756
       Metals                                   (106,469)             (187,776)
                                          ----------------    ------------------

                                              $1,760,703            $3,095,679
                                          ================    ==================

       Market Risk
       -----------

       Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Joint Venture's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Joint Venture as well as the volatility and liquidity in the markets in which the financial instruments are traded.

       The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Trading Manger, calculating the Net Asset Value of the Joint Venture as of the close of business on each day and reviewing outstanding positions for over-concentrations. While the General Partner will not itself intervene in the markets to hedge or diversify the Joint Venture's market exposure, the General Partner may urge the Trading Manager to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisor has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Trading Manager monitoring with the market risk controls being applied by the Trading Manager.

       Fair Value
       ----------

       The derivative instruments used in the Joint Venture's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Consolidated Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Consolidated Statements of Income. The contract/notional values of open contracts as of December 31, 1996 and 1995 were as follows:

                                                  1996                                                 1995
                           ----------------------------------------------        ----------------------------------------------
                              Commitment to              Commitment to              Commitment to               Commitment to
                           Purchase (Futures,           Sell (Futures,           Purchase (Futures,            Sell (Futures,
                           Options & Forwards)        Options & Forwards)        Options & Forwards)         Options & Forwards)
                           -------------------        -------------------        -------------------         -------------------
          Interest Rates
            and Stock
            Indices             $44,152,280                $ 7,715,055               $20,375,908                 $17,124,189
          Commodities             2,035,313                  1,506,581                   987,392                   1,770,746
          Currencies             32,144,464                 54,783,905                19,188,424                  33,984,223
          Energy                  1,991,507                          -                 4,266,468                 -
          Metals                  1,725,155                  3,277,971                 1,106,950                  4,593,110
                            ----------------          -----------------         -----------------           -----------------

                                $82,048,719                $67,283,512               $45,925,142                 $57,472,268
                            ================          =================         =================           =================

       Substantially all of the Joint Venture's derivative financial instruments outstanding as of December 31, 1996, expire within one year.

       The contract/notional value of the Joint Venture's open exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1996 and 1995 was as follows:

                                                  1996                                             1995
                           ----------------------------------------------      -------------------------------------------
                              Commitment to              Commitment to            Commitment to           Commitment to
                           Purchase (Futures,           Sell (Futures,         Purchase (Futures,        Sell (Futures,
                           Options & Forwards)        Options & Forwards)      Options & Forwards)     Options & Forwards)
                           ------------------         -------------------      -------------------     -------------------
          Exchange
            Traded               $49,419,307                $10,883,476              $26,004,588             $21,373,095
          Non-
            Exchange
            Traded                32,629,412                 56,400,036               19,920,554              36,099,173
                           ------------------         ------------------       ------------------      ------------------

                                 $82,048,719                $67,283,512              $45,925,142             $57,472,268
                           ==================         ==================       ==================      ==================

       The average fair value of the Joint Venture's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1996 and 1995 was as follows:

                                                  1996                                                      1995
                              ---------------------------------------------           ---------------------------------------------
                                 Commitment to             Commitment to                 Commitment to             Commitment to
                              Purchase (Futures,          Sell (Futures,              Purchase (Futures,          Sell (Futures,
                              Options & Forwards)       Options & Forwards)           Options & Forwards)       Options & Forwards)
                              -------------------       -------------------           -------------------       -------------------
       Interest Rates
       and Stock
         Indices                    $34,097,774               $25,837,354                  $30,015,746               $ 9,014,518
       Commodities                    1,770,860                 1,475,802                    1,548,022                 1,302,572
       Currencies                    56,150,940                64,659,715                   42,383,672                40,767,472
       Energy                         2,288,126                   621,942                    2,368,843                 1,331,304
       Metals                         4,654,430                 5,759,826                    2,456,274                 3,268,684
                              ------------------        ------------------            -----------------         -----------------

                                    $98,962,130               $98,354,639                  $78,772,557               $55,684,550
                              ==================        ==================            =================         =================

       A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

       Credit Risk
       -----------

       The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter transactions (non-exchange-traded), because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

       The fair value amounts in the above tables represent the extent of the Joint Venture's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized gain, if any, included on the Consolidated Statements of Financial Condition. The Joint Venture also has credit risk because the sole counterparty or broker with respect to most of the Joint Venture's assets is MLF.

       At December 31, 1996 and 1995, $7,515,623 and $7,759,078 of the Joint
       Venture's assets, respectively, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

       The gross unrealized profit and the net unrealized profit (loss) on the Joint Venture's open derivative instrument positions as of December 31, 1996 and 1995 were are as follows:

                                                  1996                                               1995
                               -----------------------------------------          ----------------------------------------
                               Gross Unrealized           Net Unrealized          Gross Unrealized          Net Unrealized
                                    Profit                 Profit (Loss)               Profit                Profit (Loss)
                               ----------------           --------------          ----------------          --------------
        Exchange-Traded              $  458,316                 $325,910                $  892,375                $674,608
        Non-Exchange-Traded             791,431                  211,595                   205,307                 (97,702)
                               ----------------           --------------          ----------------          --------------

                                     $1,249,747                 $537,505                $1,097,682                $576,906
                               ================           ==============          ================          ==============

       The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

 6.    SUBSEQUENT EVENT

       Effective February 1, 1997, the Joint Venture's brokerage commission percentage was reduced to .792 of 1% (a 9.5% annual rate) of the Joint Venture's month-end assets.

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.





                               James M. Bernard
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                The Futures Expansion Fund Limited Partnership