Form 10-K405, Exhibit 13
period 1997-12-31
FUTURES EXPANSION FUND LTD PARTNERSHIP
filed 1998-03-27
CIK 799824

                     THE FUTURES EXPANSION FUND
                     LIMITED PARTNERSHIP
                     (A DELAWARE LIMITED PARTNERSHIP)
                     AND JOINT VENTURE




                     Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 and
                     Independent Auditors' Report

To:  The Limited Partners of THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP


The Futures Expansion Fund Limited Partnership (the "Fund" or "Partnership") ended its tenth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $275.73, representing an increase of 5.93% from the December 31, 1996 NAV per Unit of $260.29.


Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.


                              Sincerely,

                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)


                         REPORT OF THE TRADING ADVISOR
                              MILLBURN RIDGEFIELD


In 1997, the most profitable portfolio sector for the Fund was currencies. Also profitable were interest rate, stock index and energy futures trading. Agricultural commodity trading was flat. Metal futures trading was the only portfolio sector where material losses were sustained.


In the currency sector of the portfolio, the major part of the year's profits came from Japanese yen trading versus the U.S. dollar. Significant profits also resulted also resulted from Deutsche mark trading versus the dollar. Toward the end of the year, short positions in the Singapore dollar and the Malaysian ringgit contributed to performance.


In the interest rate sector of the portfolio the most profitable geographic area was Japan where long positions in Japanese ten-year government bonds and in Euroyen deposits made a substantial contribution to profits. Other profitable positions included Australian, Italian and Spanish 10-year government bonds and U.S. Treasury 10-year notes.


In the stock index sector of the portfolio, Japan was again the most profitable area with short positions in the Nikkei and Topix indices making substantial profit contributions. Also profitable were the Hong Kong Hang Seng and Australian All Ordinaries markets.


In the energy markets, profits from natural gas trading outweighed losses from crude oil, heating oil, London gasoil and unleaded gasoline.


In agricultural commodity trading, corn was flat and wheat was unprofitable, while in tropical "soft" commodity trading, profits on long positions in coffee outweighed losses from London cocoa, London coffee, orange juice and sugar.


In the metals sector of the portfolio, copper, gold and zinc trading were profitable, but these gains were substantially outweighed by losses from aluminum and nickel trading.



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

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1997, 1996 AND 1995:

 Consolidated Statements of Financial Condition                 2

 Consolidated Statements of Income                              3

 Consolidated Statements of Changes in Partners' Capital        4

 Notes to Consolidated Financial Statements                  5-11

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The Futures Expansion Fund Limited Partnership:

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (a Delaware limited partnership; the "Partnership") and its joint venture with Millburn Ridgefield Corporation ( the "Joint Venture") as of December 31, 1997 and 1996, and the related consolidated statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership and its Joint Venture as of December 31, 1997 and 1996 and the results of their operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
------------------------------------------------------------

                                                                      1997                          1996
                                                                ------------------            ------------------
ASSETS
Accrued interest (Note 3)                                                $ 44,081                      $ 35,182
Equity in commodity futures trading accounts:
  Cash and options premiums                                             9,715,506                     9,669,947
  Net unrealized profit on open contracts                                 435,225                       537,505
                                                                ------------------            ------------------

              TOTAL                                                  $ 10,194,812                  $ 10,242,634
                                                                ==================            ==================


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Redemptions payable                                                   $ 193,011                      $ 39,043
  Brokerage commissions payable (Note 3)                                   80,591                        99,580
  Administrative fees payable (Note 3)                                      2,121                         2,133
  Profit Shares payable (Note 2)                                          278,351                       206,262
                                                                ------------------            ------------------

          Total liabilities                                               554,074                       347,018
                                                                ------------------            ------------------

PARTNERS' CAPITAL:
    General Partner (518 Units and 518 Units)                             142,826                       134,829
    Limited Partners (34,447 Units and 37,500 Units)                    9,497,912                     9,760,787
                                                                ------------------            ------------------

          Total partners' capital                                       9,640,738                     9,895,616
                                                                ------------------            ------------------

              TOTAL                                                  $ 10,194,812                  $ 10,242,634
                                                                ==================            ==================

NET ASSET VALUE PER UNIT
(Based on 34,965 and 38,018 Units outstanding)                           $ 275.73                      $ 260.29
                                                                ==================            ==================

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------

                                                            1997                        1996                        1995
                                                       ----------------            ----------------            ----------------
REVENUES:
Trading profit (loss):
    Realized                                               $ 1,551,671                 $ 1,800,104                 $ 2,689,922
    Change in unrealized                                      (102,280)                    (39,401)                    405,757
                                                       ----------------            ----------------            ----------------

        Total trading results                                1,449,391                   1,760,703                   3,095,679

Interest income (Note 3)                                       470,192                     382,717                     468,023
                                                       ----------------            ----------------            ----------------

        Total revenues                                       1,919,583                   2,143,420                   3,563,702
                                                       ----------------            ----------------            ----------------

EXPENSES:
    Profit Shares (Note 2)                                     278,351                     206,261                     471,976
    Brokerage commissions (Note 3)                           1,022,449                   1,120,320                   1,208,671
    Administrative fees (Note 3)                                26,392                      24,001                           -
                                                       ----------------            ----------------            ----------------

        Total expenses                                       1,327,192                   1,350,582                   1,680,647
                                                       ----------------            ----------------            ----------------

NET INCOME                                                   $ 592,391                   $ 792,838                 $ 1,883,055
                                                       ================            ================            ================

NET INCOME PER UNIT
    Weighted average number of Units
        outstanding (Note 4)                                    36,889                      38,474                      43,021
                                                       ================            ================            ================

    Net income per weighted average                            $ 16.06                     $ 20.61                     $ 43.77
       General Partner and Limited
       Partner Unit
                                                       ================            ================            ================

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------

                                    Units           Limited Partner         General Partner            Total
                                 ------------      ------------------      ------------------     ----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994                   45,234             $ 8,761,840               $ 101,500          $ 8,863,340

Redemptions                           (3,841)               (855,292)                      -             (855,292)

Net income                                 -               1,860,776                  22,279            1,883,055
                                 ------------      ------------------      ------------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995                   41,393               9,767,324                 123,779            9,891,103

Redemptions                           (3,375)               (788,325)                      -             (788,325)

Net Income                                 -                 781,788                  11,050              792,838
                                 ------------      ------------------      ------------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996                   38,018               9,760,787                 134,829            9,895,616

Redemptions                           (3,053)               (847,269)                      -             (847,269)

Net Income                                 -                 584,394                   7,997              592,391
                                 ------------      ------------------      ------------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997                   34,965             $ 9,497,912               $ 142,826          $ 9,640,738
                                 ============      ==================      ==================     ================

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced trading activities on January 2, 1987. The Partnership, through its joint venture with Millburn Ridgefield Corporation (the "Trading Manager"), engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly Merrill Lynch Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a General Partner's interest of at least 1% of the total capital of the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

  The consolidated financial statements include the accounts of the joint venture (the "Joint Venture") to which the Partnership has contributed substantially all of its available capital, representing a current equity interest in the Joint Venture of approximately 97%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

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

  Revenue Recognition
  -------------------

  Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

  Operating Expenses
  ------------------

  The General Partner pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2). The General Partner receives an administrative fee as well as a portion of the brokerage commission paid to MLF by the Partnership as reimbursement for the foregoing expenses.

  Income Taxes
  ------------

  No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

  Distributions
  -------------

  The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

  Redemptions
  -----------

  A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last day of any month upon ten calendar days' notice.

  Dissolution of the Partnership
  ------------------------------

  The Partnership will terminate on December 31, 2006, or at an earlier date if certain conditions occur, as well as under certain other circumstances as defined in the Limited Partnership Agreement.

2.  JOINT VENTURE AGREEMENT

  The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners assigned its rights and obligations under the Joint Venture Agreement to the Trading Manager. The Joint Venture Agreement is in effect for successive one-year terms, but in fact given the single advisor structure of the Joint Venture, the Joint Venture and the Partnership would terminate were the Joint Venture Agreement not to be renewed. The Joint Venture Agreement was renewed for the year ended December 31, 1998. The General Partner is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

  Pursuant to the Joint Venture Agreement, the Trading Manager and the Partnership share in the profits of the Joint Venture based on equity ownership after 20% of annual New Trading Profits, as defined, are allocated to the Trading Manager. Losses are allocated to the Trading Manager and the Partnership based on equity ownership.

3.  RELATED PARTY TRANSACTIONS

  The Joint Venture's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Joint Venture receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such cash.

  Merrill Lynch credits the Joint Venture with interest on the Joint Venture's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Joint Venture Merrill Lynch's cost of financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

  The General Partner has determined that there may have been a miscalculation in the interest credited to the Joint Venture for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $502,000. Since the amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

  The Joint Venture paid brokerage commissions to MLF at a flat rate of .993 of 1% (an 11.92% annual rate) of the monthly Joint Venture's month-end assets. Effective January 1, 1996, the percentage was reduced to .973 of 1% (an 11.67% annual rate) of the Joint Venture's month-end assets and the Joint Venture began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Joint Venture's month-end assets (this recharacterization had no economic effect on the Joint Venture). Effective February 1, 1997, the Joint Venture's brokerage commission percentage was reduced to .729 of 1% (a 9.5% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued commissions, administrative fees, Profit Shares or other fees or charges.

  MLIP estimates the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 1997, 1996 and 1995, was approximately $ 84, $102 and $120, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

  MLF paid the Advisor annual consulting fees of .333 of 1% (a 4% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions. Effective January 1, 1997, the annual consulting fees were reduced to .167 of 1% (a 2% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions.

  The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

  In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisor, to date, has made little use of EFPs.

  The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.


  4. WEIGHTED AVERAGE UNITS

  The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5.  FAIR VALUE AND OFF-BALANCE SHEET RISK

  The Joint Venture trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Joint Venture's total trading results revenues by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:


                                                                Total Trading Results
                                       -----------------------------------------------------------
                                            1997                  1996                 1995
                                       ----------------     -----------------    -----------------
  Interest Rates and Stock Indices           $ 679,273             $ 640,339          $ 1,596,343
  Commodities                                   (8,456)             (465,306)            (115,263)
  Currencies                                 1,280,992               846,362            1,292,619
  Energy                                        42,962               845,777              509,756
  Metals                                      (545,380)             (106,469)            (187,776)
                                       ----------------     -----------------    -----------------
                                           $ 1,449,391           $ 1,760,703          $ 3,095,679
                                       ================     =================    =================

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

  The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Trading Manger, calculating the Net Asset Value of the Joint Venture as of the close of business on each day and reviewing outstanding positions for over-concentrations. While the General Partner does not itself intervene in the markets to hedge or diversify the Joint Venture's market exposure, the General Partner may urge the Trading Manager to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Trading Manager has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Trading Manager monitoring with the market risk controls being applied by the Trading Manager.

  Fair Value
  ----------

  The derivative instruments traded by the Joint Venture are marked to market daily with the resulting unrealized profit recorded in the Consolidated Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Consolidated Statements of Income.

  The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                             1997                                                 1996
                       ---------------------------------------------------- ---------------------------------------------------
                            Commitment to              Commitment to             Commitment to              Commitment to
                          Purchase (Futures,           Sell (Futures,          Purchase (Futures,          Sell (Futures,
                         Options & Forwards)        Options & Forwards)       Options & Forwards)        Options & Forwards)
                       -------------------------  ------------------------- -------------------------  ------------------------
Interest Rates                     $ 33,617,268               $ 16,297,078              $ 44,152,280               $ 7,715,055
  and Stock  Indices
Commodities                           1,853,301                  1,608,555                 2,035,313                 1,506,581
Currencies                           16,123,114                 24,881,223                32,144,464                54,783,905
Energy                                        -                  2,919,411                 1,991,507                         -
Metals                                  921,166                  3,847,958                 1,725,155                 3,277,971
                       -------------------------  ------------------------- -------------------------  ------------------------
                                   $ 52,514,849               $ 49,554,225              $ 82,048,719              $ 67,283,512
                       =========================  ========================= =========================  ========================

   Substantially all of the Joint Venture's derivative financial instruments outstanding as of December 31, 1997, expire within one year.

   The contract/notional values of the Joint Venture's open exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                     1997                                                       1996
                 -------------------------------------------------------    -------------------------------------------------------
                     Commitment to                    Commitment to             Commitment to                    Commitment to
                  Purchase (Futures,                  Sell (Futures,         Purchase (Futures,                 Sell (Futures,
                  Options & Forwards)              Options & Forwards)       Options & Forwards)              Options & Forwards)
                 ----------------------            ---------------------    ----------------------           ----------------------
 Exchange-
   Traded                 $ 36,346,629                     $ 21,506,634              $ 49,419,307                     $ 10,883,476
 Non-Exchange-
   Traded                   16,168,220                       28,047,591                32,629,412                       56,400,036
                 ----------------------            ---------------------    ----------------------           ----------------------
                          $ 52,514,849                     $ 49,554,225              $ 82,048,719                     $ 67,283,512
                 ======================            =====================    ======================           ======================

  The average fair values, based on contract/notional values, of the Joint Venture's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:

                                 1997                                                  1996
                         ----------------------------------------------------  ---------------------------------------------------
                            Commitment to                   Commitment to           Commitment to                Commitment to
                          Purchase (Futures,               Sell (Futures,        Purchase (Futures,              Sell (Futures,
                         Options & Forwards)             Options & Forwards)     Options & Forwards)          Options & Forwards)
                         ---------------------          ----------------------  ----------------------        ---------------------
 Interest Rates                  $ 41,346,354                   $ 24,621,142            $ 34,097,774                 $ 25,837,354
   and Stock  Indices
 Commodities                        1,878,924                      1,911,620               1,770,860                    1,475,802
 Currencies                        51,748,337                     57,472,839              56,150,940                   64,659,715
 Energy                             2,157,602                      1,639,384               2,288,126                      621,942
 Metals                             4,407,862                      4,749,545               4,654,430                    5,759,826
                         ---------------------         ----------------------  ----------------------        ---------------------
                                $ 101,539,079                   $ 90,394,530            $ 98,962,130                 $ 98,354,639
                         =====================         ======================  ======================        =====================

A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

  Credit Risk
  -----------

  The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter transactions (non-exchange -traded), because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

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

  The gross unrealized profit and the net unrealized profit on the Joint Venture's open derivative instrument positions as of December 31, 1997 and 1996 were are as follows:

                                           1997                                      1996
                          -----------------------------------    --------------------------------------
                            Gross Unrealized    Net Unrealized     Gross Unrealized      Net Unrealized
                                 Profit             Profit              Profit               Profit
                          -----------------------------------------------------------------------------
 Exchange-
   Traded                       $ 492,147          $ 398,368            $ 458,316             $ 325,910
 Non-Exchange-
   Traded                         394,483             36,857              791,431               211,595
                          ----------------     --------------    -----------------        -------------
                                $ 886,630          $ 435,225          $ 1,249,747             $ 537,505
                          ================     ==============    =================        =============

  The Partnership controls its credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

  The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.



                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                            /s/Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                 The Futures Expansion Fund Limited Partnership