Form 10-K405, Exhibit 13
period 1998-12-31
FUTURES EXPANSION FUND LTD PARTNERSHIP
filed 1999-03-26
CIK 799824

                    THE FUTURES EXPANSION FUND
                    LIMITED PARTNERSHIP
                    (A Delaware Limited Partnership)
                    AND JOINT VENTURE



                    Consolidated Financial Statements for the years ended December 31, 1998, 1997 and 1996 and
                    Independent Auditors' Report


[LOGO] MERRILL LYNCH

To:  The Limited Partners of The Futures Expansion Fund Limited Partnership


The Futures Expansion Fund Limited Partnership (the "Fund" or the "Partnership") ended its eleventh fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $277.65, representing an increase of 0.70% from the December 31, 1997 NAV per Unit of $275.73.

We appreciate your continued investment in the Fund and look forward to 1999 and the trading opportunities it may bring.


                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              Merrill Lynch Investment Partners Inc.
                              (General Partner)


                         Report of the Trading Advisor
                              Millburn Ridgefield


In 1998, interest rate futures trading was quite profitable, particularly the Japanese 10-year government bond or "JGB." The long side of the bond was profitable earlier in the year as interest rates fell to record low levels and the short side was profitable in the latter part of the year as interest rates moved back up. Long positions in European interest rate futures were also profitable. Profitable long positions included German, French, Spanish and Italian 10-year government bonds. Short-term Eurodollar trading and U.S. 10-year Treasury note trading were also profitable.

Currency trading against the U.S. dollar and non-dollar cross-rate trading were both somewhat unprofitable in 1998. Yen trading was quite profitable but the gains were outweighed by losses from European currency trading.

Stock index futures trading was also unprofitable in 1998 with losses from Japanese stock indices outweighing gains from the Hong Kong Hang Seng and S&P 500 indices.

Metal trading was unprofitable in 1998, primarily due to losses in copper.

Energy trading was profitable in 1998 due to short positions in crude oil, heating oil, London gasoil and unleaded gasoline. Natural gas trading was somewhat unprofitable.

Agricultural commodity trading was narrowly unprofitable with gains from sugar and corn trading outweighed by losses from coffee, cocoa and cotton trading.



FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

TABLE OF CONTENTS
-----------------------------------------------------------------

                                                             Page
                                                             ----

INDEPENDENT AUDITORS' REPORT                                    1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1998, 1997 AND 1996:

  Consolidated Statements of Financial Condition                2

  Consolidated Statements of Income                             3

  Consolidated Statements of Changes in Partners' Capital       4

  Notes to Consolidated Financial Statements                 5-12

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The Futures Expansion Fund Limited Partnership:

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (the "Partnership") and its joint venture (the "Joint Venture") with Millburn Ridgefield Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership and its Joint Venture as of December 31, 1998 and 1997 and the results of their operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP



New York, New York
February 4, 1999

 THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31,1998 AND 1997
--------------------------------------------------------------------------






                                                                1998                 1997
                                                            ------------         -----------

ASSETS
Equity in commodity futures trading accounts:
  Cash and options premiums                                $  8,505,137         $  9,715,506
  Net unrealized profit on open contracts                       258,842              435,225
Accrued interest (Note 3)                                        30,544               44,081
                                                           ------------         ------------

    TOTAL                                                  $  8,794,523         $ 10,194,812
                                                           ============         ============
LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
 Brokerage commissions payable (Note 3)                    $     69,620               80,591
 Profit Shares payable (Note 2)                                 116,259              278,351
 Administrative fees payable (Note 3)                             1,832                2,121
 Redemptions payable                                             47,201              193,011
                                                            -----------         ------------
    Total liabilities                                           234,912              554,074
                                                            -----------         ------------

PARTNERS' CAPITAL:
 General Partner (339 Units and 518 Units)                       94,122              142,826
 Limited Partners (30,490 Units and 34,447 Units)             8,465,489            9,497,912
                                                            -----------          -----------

     Total partners' capital                                  8,559,611            9,640,738
                                                            -----------          -----------

    TOTAL                                                   $ 8,794,523          $10,194,812
                                                            ===========          ===========
NET ASSET VALUE PER UNIT
(Based on 30,829 Units and 34,965 Units outstanding)             277.65              275.73
                                                           =============        ============

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
-----------------------------------------------------------------------

                                                     1998         1997           1996
                                                ------------  ------------   ------------
 REVENUES:
 Trading profit (loss):
  Realized                                       $ 761,007    $ 1,551,671   $ 1,800,104
  Change in unrealized                            (176,383)      (102,280)      (39,401)
                                                -----------   ------------    -----------

         Total trading results                     584,624      1,449,391     1,760,703

Interest income (Note 3)                           433,501        470,192       382,717
                                                -----------   ------------    -----------
         Total revenues                          1,018,125      1,919,583     2,143,420
                                                -----------  -------------   ------------

EXPENSES:
 Brokerage commissions (Note 3)                    860,552      1,022,449     1,120,320
 Profit Shares (Note 2)                            118,954        278,351       206,261
 Administrative fees (Note 3)                       22,646         26,392        24,001
                                                -----------  -------------   ------------


         Total expenses                          1,002,152      1,327,192     1,350,582
                                                -----------  -------------   ------------

 NET INCOME                                     $   15,973   $    592,391    $  792,838
                                                ===========  =============   ============
 NET INCOME PER UNIT:
  Weighted average number of General Partner
   and Limited Partner UnitS Outstanding (Note 4)   33,048         36,889        38,474
                                                ===========  ============    ============
  Net income per weighted average
   General Partner and Limited
   Partner Unit                                 $     0.48   $      16.06    $    20.61
                                                ===========  ============    ============

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31,1998, 1997 AND 1996
----------------------------------------------------------------------------

                                        Units    Limited Partners    General Partner      Total
                                      ---------  -----------------  ----------------    ---------


PARTNERS' CAPITAL,
   DECEMBER 31, 1995                  41,393        $ 9,767,324          $123,779    $ 9,891,103
 Redemptions                          (3,375)          (788,325)                -       (788,325)
 Net income                                -            781,788            11,050        792,838
                                   ------------     --------------       ----------  ------------
 PARTNERS' CAPITAL,
  DECEMBER 31, 1996                   38,018          9,760,787           134,829      9,895,616
 Redemptions                          (3,053)          (847,269)                -       (847,269)
 Net income                                -            584,394             7,997        592,391

 PARTNERS' CAPITAL,
  DECEMBER 31,1997                    34,965          9,497,912           142,826      9,640,738
 Redemptions                          (4,136)        (1,049,658)          (47,442)    (1,097,100)
 Net income                                -             17,235            (1,262)        15,973
                                   ------------     --------------       ----------   -----------


PARTNERS' CAPITAL,
 DECEMBER 31,1998                     30,829          8,465,489          $ 94,122     $ 8,559,611
                                   ============      =============       ==========   ===========

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization
    ------------

    The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced trading activities on January 2, 1987. The Partnership, through its joint venture with Millburn Ridgefield Corporation (the "Trading Manager"), engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Joint Venture's commodity broker. MLIP has agreed to maintain a General Partner's interest of at least 1% of the total capital of the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

    The consolidated financial statements include the accounts of the joint venture (the "Joint Venture") to which the Partnership has contributed substantially all of its available capital, representing a current equity interest in the Joint Venture of approximately 97%. The Partnership and the Trading Manager share in the profits and losses of the Joint Venture in proportion to their respective interests in it, except to the extent of the Profit Share. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation. References to the Partnership include references to the Joint Venture unless the context otherwise requires.

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

    Revenue Recognition
    -------------------

    Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized loss on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statements of Income.

    Foreign Currency Transactions
    -----------------------------

    The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

    Operating Expenses
    ------------------

    The General Partner pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2). The General Partner receives an administrative fee as well as a portion of the brokerage commission paid to MLF by the Joint Venture.

    Income Taxes
    ------------

    No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

    Distributions
    -------------

    The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1998.

    Redemptions
    -----------

    A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last day of any month upon ten calendar days' notice.

    Dissolution of the Partnership
    ------------------------------

    The Partnership will terminate on December 31, 2006, or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

    Recently Issued Accounting Pronouncements
    -----------------------------------------

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2.  JOINT VENTURE AGREEMENT

    The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners assigned its rights and obligations under the Joint Venture Agreement to the Trading Manager. The Joint Venture Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Joint Venture, the Joint Venture and the Partnership would terminate were the Joint Venture Agreement not to be renewed. The Joint Venture Agreement was renewed for the year ended December 31, 1999. The General Partner is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf.

    Pursuant to the Joint Venture Agreement, the Trading Manager and the Partnership share in the profits of the Joint Venture based on equity ownership after 20% of annual New Trading Profits, as defined, are allocated to the Trading Manager. Losses are allocated to the Trading Manager and the Partnership based on equity ownership.

3.  RELATED PARTY TRANSACTIONS

    The Joint Venture's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

    Merrill Lynch charges the Joint Venture Merrill Lynch's cost of financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

    The General Partner determined that there may have been a miscalculation in the interest credited to the Joint Venture for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account have been credited as their response forms are processed. The total amount of the adjustment was approximately $502,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner determined that interest was calculated appropriately since November 1996.

    Prior to January 1, 1996, the Joint Venture paid brokerage commissions to MLF at a flat rate of .993 of 1% (an 11.92% annual rate) of the Joint Venture's month-end assets. Effective January 1, 1996, the percentage was reduced to .973 of 1% (an 11.67% annual rate) of the Joint Venture's month-end assets and the Joint Venture began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Joint Venture's month-end assets (this recharacterization had no economic effect on the Joint Venture). Effective February 1, 1997, the Joint Venture's brokerage commission percentage was reduced to .792 of 1% (a 9.5% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued commissions, administrative fees, Profit Shares or other fees or charges.

    MLIP estimates the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 1998, 1997 and 1996, was approximately $105, $84 and $102, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

    MLF originally paid the Advisor annual consulting fees of .333 of 1% (a 4% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions. Effective January 1, 1997 the annual consulting fees were reduced to .167 of 1% (a 2% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions.

    Many of the Joint Venture's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Joint Venture. The General Partner anticipates that some of the Joint Venture's foreign currency trades will be executed through MLIB, an affiliate of the General Partner. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

    In its exchange of futures for physical ("EFP") trading, the Joint Venture acquires cash currency positions through banks and dealers, including Merrill Lynch. The Joint Venture pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

4.  WEIGHTED AVERAGE UNITS

    The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1998, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the period.

5. FAIR VALUE AND OFF-BALANCE SHEET RISK

The Joint Venture trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Joint Venture's total trading results by reporting category for the years ended December 31, 1998, 1997 and 1996 were as follows:


                                                                Total Trading Results
                                                   ---------------------------------------------

                                                      1998            1997              1996
                                                   ----------      -----------     -------------
Interest Rates and Stock Indices                   $ 874,177       $  679,273       $  640,339
Commodities                                          (76,779)          (8,456)        (465,306)
Currencies                                          (434,481)       1,280,992          846,362
Energy                                               428,384           42,962          845,777
Metals                                              (206,677)        (545,380)        (106,469)
                                                   ----------     ------------     -------------
                                                   $ 584,624      $ 1,449,391      $ 1,760,703
                                                   ==========     ============     =============

Market Risk
-----------

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Joint Venture's exposure to market risk is influenced by a number of factors, including the relationships among such derivative instruments held by the Joint Venture as well as the volatility and liquidity in the markets in which tne derivative instruments are traded.

The General Partner has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Trading Manger, calculating the Net Asset Value of the Joint Venture as of the close of business on each day and reviewing outstanding positions for over-concentrations. While the General Partner does not itself intervene in the markets to hedge or diversify the Joint Venture's market exposure, the General Partner may urge the Trading Manager to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Trading Manager has begun to deviate from past practice and trading policies or to be trading erratically (which has not occurred to date), the General Partner's basic risk control procedures consist simply of the ongoing process of Trading Manager monitoring with the market risk controls being applied by the Trading Manager.

Fair Value
----------

The derivative instruments traded by the Joint Venture are marked to market daily with the resulting net unrealized profit recorded in the Consolidated Statements of Financial Condition and the related profit (loss) reflected in trading results in the Consolidated Statements of Income.

 The contract/notional values of open contracts as of December 31, 1998 and 1997 were as follows:

                                                       1998                                               1997
                                --------------------------------------------          ------------------------------------------

                                      Commitment to           Commitment to              Commitment to           Commitment to
                                   Purchase (Futures,        Sell (Futures,            Purchase (Futures,       Sell (Futures,
                                   Options & Forwards)     Options & Forwards)        Options & Forwards)      Options & Forwards)
                                   -------------------     -------------------        -------------------      ------------------
Interest Rates
 and Stock Indices                      10,280,548              55,712,777                  33,617,268                16,297,078
Commodities                                662,344               1,536,435                   1,853,301                 1,608,555
Currencies                              27,343,241              21,552,087                  16,123,114                24,881,223
Energy                                      -                    1,179,621                      -                      2,919,411
Metals                                   2,237,275               4,449,325                     921,166                 3,847,958
                                   -------------------     -------------------        -------------------      ------------------
                                     $  40,523,408            $  84,430,245              $  52,514,849          $     49,554,225
                                   ===================     ===================        ===================      ==================

 Substantially all of the Joint Venture's derivative financial instruments outstanding as of December 31, 1998 expire within one year.

 The contract/notional values of the Joint Venture's open exchange-traded and open non-exchange traded derivative instrument positions as of December 31, 1998 and 1997 were as follows:


                               1998                                         1997
            ------------------------------------------------------------------------------------------
                Commitment to        Commitment to         Commitment to          Commitment to
             Purchase (Futures,      Sell (Futures,      Purchase (Futures,       Sell (Futures,
             Options & Forwards)   Options & Forwards)  Options & Forwards       Options & Forwards)
            --------------------   -------------------  --------------------    ----------------------

Exchange-
 Traded         $    10,942,892       $   59,121,233           $   36,346,629        $    21,506,634

Non-Exchange-
 Traded         $    29,580,516           25,309,012               16,168,220             28,047,591
                ----------------      ---------------         ---------------        -----------------
                $    40,523,408       $   84,430,245           $   52,514,849        $    49,554,225
                ================      ===============         ===============        =================


 The average fair values, based on contract/notional values, of the Joint Venture's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1998 and 1997 were as follows:





                                    1998                                                   1997
                  --------------------------------------------------------------------------------------------------
                     Commitment to            Commitment to           Commitment to               Commitment to
                   Purchase (Futures,        Sell (Futures,         Purchase (Futures,           Sell (Futures,
                   Options & Forwards)     Options & Fowards)       Options & Forwards)        Options & Forwards)



Interest Rates
 and Stock Indices  $   29,577,508         $     19,430,638           $     41,346,354         $     24,621,142
Commodities                849,540                1,576,312                  1,878,924                1,911,620
Currencies              44,066,678               44,857,085                 51,748,337               57,472,839
Energy                     825,819                1,616,661                  2,157,602                1,639,384
Metals                   3,156,288                4,100,745                  4,407,862                4,749,545
                    --------------         ----------------           ----------------          ---------------
                    $   78,475,833         $     71,581,441           $    101,539,079          $    90,394,530
                    ==============         ================           ================          ===============


   A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. 'These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

   Credit Risk
   -----------

   The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter transactions (non-exchange-traded), because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the memebers of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.


   The fair value amounts in the above tables represent the extent of the Joint Venture's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit included on the Consolidated Statements of Financial Condition.

The gross unrealized profit and the net unrealized profit (loss) on the Joint Venture's open derivative instrument positions as of December 31, 1998 and 1997 were are as follows:



                                                  1998                                        1997
                                ------------------------------------         ----------------------------------

                                Gross Unrealized    Net Unrealized           Gross Unrealized    Net Unrealized
                                    Profit           Profit (Loss)               Profit             Profit

Exchange
    Traded                     $   607,814            $   513,270             $  492,147          $  398,368
Non-Exchange
 Traded                            506,983               (254,428)               394,483              36,857
                              ------------            ------------            ----------          ----------
                              $  1,114,797            $   258,842             $  886,630          $  435,225
                              ============            ============            ==========          ==========

 The Joint Venture has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

 The Joint Venture, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                         * * * * * * * * * * * * * * *

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 /s/ Di Dario

                                Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                 The Futures Expansion Fund Limited Partnership
                               And Joint Venture