Form 10-K405, Exhibit 13
period 1999-12-31
FUTURES EXPANSION FUND LTD PARTNERSHIP
filed 2000-03-30
CIK 799824

                                                                   Exhibit 13.01

                    THE FUTURES EXPANSION FUND
                    LIMITED PARTNERSHIP
                    (A Delaware Limited Partnership)
                    AND JOINT VENTURE



                    Consolidated Financial Statements for the years ended December 31, 1999, 1998 and 1997 and
                    Independent Auditors' Report





[LOGO] Merrill Lynch

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------


TABLE OF CONTENTS
-----------------------------------------------------------------

                                                            Page
                                                            ----

INDEPENDENT AUDITORS' REPORT                                   1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999, 1998 AND 1997:

  Consolidated Statements of Financial Condition               2

  Consolidated Statements of Operations                        3

  Consolidated Statements of Changes in Partners' Capital      4

  Notes to Consolidated Financial Statements                 5-9

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The Futures Expansion Fund Limited Partnership:

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (the "Partnership") and its joint venture (the "Joint Venture") with Millburn Ridgefield Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership and its Joint Venture as of December 31, 1999 and 1998 and the results of their operations and changes in partners' capital for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP



New York, New York
February 4, 2000

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                        1999                      1998
                                                                  -----------------         ------------------
   ASSETS

   Equity in commodity futures trading accounts:
     Cash and options premiums                                          $6,714,860                $ 8,505,137
     Net unrealized profit on open contracts                               321,369                    258,842
   Accrued interest (Note 3)                                                32,088                     30,544
                                                                  -----------------         ------------------

                 TOTAL                                                  $7,068,317                $ 8,794,523
                                                                  =================         ==================


   LIABILITIES AND PARTNERS' CAPITAL

   LIABILITIES:
     Brokerage commissions payable (Note 3)                               $ 55,913                   $ 69,620
     Profit Shares payable (Note 2)                                          5,571                    116,259
     Administrative fees payable (Note 3)                                    1,471                      1,832
     Redemptions payable                                                    51,928                     47,201
                                                                  -----------------         ------------------

             Total liabilities                                             114,883                    234,912
                                                                  -----------------         ------------------

   PARTNERS' CAPITAL:
       General Partner (339 Units and 339 Units)                            88,018                     94,122
       Limited Partners (26,442 Units and 30,490 Units)                  6,865,416                  8,465,489
                                                                  -----------------         ------------------

             Total partners' capital                                     6,953,434                  8,559,611
                                                                  -----------------         ------------------

                 TOTAL                                                  $7,068,317                $ 8,794,523
                                                                  =================         ==================

   NET ASSET VALUE PER UNIT
   (Based on 26,781 Units and 30,829 Units outstanding)                   $ 259.64                   $ 277.65
                                                                  =================         ==================

   See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                1999                    1998                    1997
                                                         -----------------       -----------------       -----------------
REVENUES:

Trading profit (loss):
    Realized                                                    $(160,036)              $ 761,007             $ 1,551,671
    Change in unrealized                                           62,797                (176,383)               (102,280)
                                                         -----------------       -----------------       -----------------

        Total trading results                                     (97,239)                584,624               1,449,391

Interest income (Note 3)                                          383,867                 433,501                 470,192
                                                         -----------------       -----------------       -----------------

        Total revenues                                            286,628               1,018,125               1,919,583
                                                         -----------------       -----------------       -----------------

EXPENSES:

    Brokerage commissions (Note 3)                                761,747                 860,552               1,022,449
    Profit Shares (Note 2)                                          5,571                 118,954                 278,351
    Administrative fees (Note 3)                                   20,044                  22,646                  26,392
                                                         -----------------       -----------------       -----------------

        Total expenses                                            787,362               1,002,152               1,327,192
                                                         -----------------       -----------------       -----------------

NET INCOME (LOSS)                                               $(500,734)               $ 15,973               $ 592,391
                                                         =================       =================       =================

NET INCOME (LOSS) PER UNIT:

    Weighted average number of General Partner
      and Limited Partner Units outstanding (Note 4)               28,830                  33,048                  36,889
                                                         =================       =================       =================

    Net income (loss) per weighted average
       General Partner and Limited
       Partner Unit                                              $ (17.37)                 $ 0.48                 $ 16.06
                                                         =================       =================       =================


See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                               Units               General Partner               Limited Partners                 Total
                          ----------------     -------------------------     -------------------------    -----------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996                38,018                     $ 134,829                   $ 9,760,787                $ 9,895,616

Redemptions                        (3,053)                            -                      (847,269)                  (847,269)

Net income                              -                         7,997                       584,394                    592,391
                          ----------------     -------------------------     -------------------------    -----------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997                34,965                       142,826                     9,497,912                  9,640,738

Redemptions                        (4,136)                      (47,442)                   (1,049,658)                (1,097,100)

Net income (loss)                       -                        (1,262)                       17,235                     15,973
                          ----------------     -------------------------     -------------------------    -----------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998                30,829                        94,122                     8,465,489                  8,559,611

Redemptions                        (4,048)                 -                               (1,105,443)                (1,105,443)

Net loss                                -                        (6,104)                     (494,630)                  (500,734)
                          ----------------     -------------------------     -------------------------    -----------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999                26,781                      $ 88,018                   $ 6,865,416                $ 6,953,434
                          ================     =========================     =========================    =======================

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------

     The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced trading activities on January 2, 1987. The Partnership, through its joint venture with Millburn Ridgefield Corporation (the "Trading Manager"), engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Joint Venture's commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     The consolidated financial statements include the accounts of the joint venture (the "Joint Venture") to which the Partnership has contributed substantially all of its available capital, representing a current equity interest in the Joint Venture of approximately 97%. The Partnership and the Trading Manager share in the profits and losses of the Joint Venture in proportion to their respective interests in it, except to the extent of the Profit Share. All transactions between the Partnership and the Joint Venture are eliminated in consolidation. References to the Partnership include references to the Joint Venture unless the context otherwise requires.

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

Revenue Recognition
-------------------

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Trading profit (loss): Change in unrealized in the Consolidated Statements of Operations.

Foreign Currency Transactions
-----------------------------

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

Operating Expenses
------------------

     MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2). MLIP receives an administrative fee as well as a portion of the brokerage commission paid to MLF by the Joint Venture.

Income Taxes
------------

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

Distributions
-------------

     The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1999.

Redemptions
-----------

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last day of any month upon ten calendar days' notice.

Dissolution of the Partnership
------------------------------

     The Partnership will terminate on December 31, 2006, or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.  JOINT VENTURE AGREEMENT

     The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners assigned its rights and obligations under the Joint Venture Agreement to the Trading Manager. The Joint Venture Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Joint Venture, the Joint Venture and the Partnership would terminate were the Joint Venture Agreement not to be renewed. The Joint Venture Agreement was renewed for the year ended December 31, 2000. MLIP is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf.

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

     The Joint Venture pays brokerage commissions to MLF at a flat rate of .792 of 1% (a 9.5% annual rate) of the Joint Venture's month-end assets. The Joint Venture also pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued commissions, administrative fees, Profit Shares or other fees or charges.

     MLIP estimates the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 1999, 1998 and 1997 was approximately $237, $105 and $84, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLF pays the Advisor annual consulting fees of .167 of 1% (a 2% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions.

4.  WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 1999, 1998 and 1997 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the period.

5.  FAIR VALUE AND OFF-BALANCE SHEET RISK

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Partnership which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument.

MLIP does not believe that the adoption of the provisions of such Statement had a significant effect on the financial statements.

SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

Market Risk
-----------

Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Trading Manager, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge the Trading Manager to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Trading Manager has begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Trading Manager itself.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition.

The Partnership attempts to mitigate credit risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and are included in the Statements of Financial Condition under Equity from commodity futures trading accounts.



             *   *   *   *   *   *   *   *   *   *   *   *   *   *


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                            /s/ Michael L. Pungello

                              Michael L. Pungello
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                The Futures Expansion Fund Limited Partnership
                               And Joint Venture